UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2011

IMPERIAL SUGAR COMPANY

(Exact name of registrant as specified in its charter)

Texas	000-16674	74-0704500
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Imperial Square P.O. Box 9 Sugar Land, Texas		77487
(Address of principal executive offices)		(Zip Code)

(281) 491-9181

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 20, 2011, Imperial Sugar Company (the “Company”) entered into the Second Amended and Restated Loan and Security Agreement with certain financial institutions as lenders and Bank of America, N.A. as agent (the “Credit Agreement”). The Credit Agreement provides for a $140 million revolving credit facility maturing December 31, 2015, to refinance and replace the Company’s current credit facility and will be used to finance various ongoing capital needs of the Company as well as for other general corporate purposes. The Credit Agreement has no financial covenants unless availability (defined as the borrowing base, less actual borrowings and letters of credit) is less than $20 million at any time or less than $25 million for a period of five consecutive business days; otherwise a minimum EBITDA test would apply until availability has been greater than $30 million for three consecutive months. Advances under the new facility are subject to a borrowing base which specifies advance rates against eligible receivables and inventory, as well as up to $40 million allowable advances against property, plant and equipment. The facility is secured by the cash and cash equivalents, accounts receivable, inventory, substantially all property, plant and equipment and certain investments of the Company and its domestic subsidiaries. All domestic subsidiaries of the Company are borrowers or guarantors under the new facility. Interest rates under the Credit Agreement are LIBOR plus a margin that varies (with availability as defined) from 2.00% to 2.75%, or the base rate (Bank of America prime rate) plus a margin of 0.75% to 1.50%. Although the final maturity of the new facility is December 31, 2015, the Company will classify debt under the facility as current, as the agreement contains a subjective acceleration clause which can be exercised, if, in the opinion of the lender, there is a material adverse effect, and provides the lenders direct access to the Company’s cash receipts.

The Credit Agreement contains covenants limiting the Company’s ability to, among other things:

•	incur other indebtedness;

•	incur other liens;

•	undergo any fundamental changes;

•	engage in transactions with affiliates;

•	make investments;

•	change its fiscal periods;

•	enter into mergers or consolidations;

•	sell assets; and

•	prepay other debt.

The Credit Agreement limits the Company’s ability to pay dividends or repurchase stock if availability, after adjustment on a pro forma basis for such transaction, is less than $30 million.

The Credit Agreement also includes customary events of default, including a change of control. Borrowings will generally be available subject to a borrowing base and to the accuracy of all representations and warranties, including the absence of a material adverse change and the absence of any default or event of default.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Second Amended and Restated Loan and Security Agreement dated May 18, 2011, among Imperial Sugar Company and certain of its Subsidiaries as Borrowers or as Guarantors, and certain financial institutions as Lenders and Bank of America as Agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPERIAL SUGAR COMPANY

Date: May 23, 2011	By:	/s/ J. Eric Story
J. Eric Story Vice President and Treasurer

EXHIBIT INDEX

Exhibit Number	Exhibit Description

10.1	Second Amended and Restated Loan and Security Agreement dated May 18, 2011, among Imperial Sugar Company and certain of its Subsidiaries as Borrowers or as Guarantors, and certain financial institutions as Lenders and Bank of America as Agent